Exhibit 99.1
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Operator
Ladies and gentlemen thank you for standing by. Welcome to the Dycom results conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session, instructions will be given at that time. (Operator Instructions). As a reminder, this conference is being recorded.
I would now like to turn the conference over to our host, Steven Nielsen, President and CEO. Please go ahead.

Steven Nielsen - Dycom Industries — President, CEO
Thank you, Linda. Good morning everyone, I would like to thank you for attending our second quarter fiscal 2009 Dycom results conference call. During the call we will be referring to a slide presentation which can be found on our website, www.dycomind.com, under the heading Investors, and subheading, Event Details. Relevant slides will be identified by number throughout our presentation. Going to slide 1, today we have on the call, Tim Estes, our Chief Operating Officer, Drew DeFerrari, our Chief Financial Officer, and Rick Vilsoet, our General Counsel.
Now I will turn the call over to Rick Vilsoet. Rick

Rick Vilsoet - Dycom Industries — General Counsel
Thank you Steve.
Going to slide two, except for historical information, the statements made by Company management during this call may be forward-looking, and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.
These forward-looking statements are based on management’s current expectations, estimates, and projections, and involve known and unknown risks and uncertainties, which may cause actual results to differ materially from forecasted results. These risks and uncertainties are more fully described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update forward-looking information.
Steve.

Steven Nielsen - Dycom Industries — President, CEO
Thanks Rick. Yesterday we issued a press release announcing our second quarter results. As you review this release, it is important to note the following. During the second quarter of fiscal 2009 we recorded a preliminary pre-tax goodwill impairment charge of $96.8 million. This charge was a result of a test for impairment prompted by a sustained reduction in the Company’s market capitalization, compared to the book value of shareholders equity.
In addition, our second quarter results included a pre-tax gain of approximately $1.3 million, related to the buyback of $4.65 million of the Company’s senior subordinated notes due 2015.

During the second quarter of fiscal 2008 the Company recorded a charge of $7.6 million, for a wage and hour class action settlement. For clarity and to enable comparability between periods, my comments will be limited to results from continuing operations excluding these items. A reconciliation of the non-GAAP results to our GAAP results has been provided with our press release, as well as on slide 10.
Moving to slide 3, results of a loss of $0.04 per share for the second quarter were below the lower end of our initial EPS expectations, and in-line with last week’s preliminary release. Revenue declined sequentially by 26.5%, and declined year-over-year by 13.8% for the quarter, reflecting customer reductions in near term capital spending plans during the latter part of the quarter. Volumes were down from telephone companies, as customers deployed capital for new network initiatives at a slowing pace, and all customers tightly managed routine capital and maintenance expenditures.
Construction spending by cable customers slowed going into the calendar year end, while installation activity was mixed but firm toward the latter part of the quarter. Margins declined sequentially but improved slightly year-over-year. Cash flow from operations was very strong, reflecting reduced working capital as revenue slowed, collection of hurricane-related accounts receivable earned during the first quarter, and a decline in days sale outstanding. No shares of common stock were repurchased during the quarter, due to the uncertainty in the financial markets.
During the quarter we experienced the effects of an overall economy which slowed markedly, revenue from AT&T was down sequentially and down year-over-year at $48.4 million, or 19.7% of revenue. AT&T was our largest customer. Revenue from Comcast was down sequentially, but up year-over-year. Comcast was our second largest customer at $37.7 million, or 15.4% of total revenue.
Revenue from Verizon was $36.3 million, Verizon was Dycom’s third largest customer for the quarter at 14.8% of revenue. Time Warner Cable was our fourth largest customer, with revenues of $20.2 million, or 8.2% of total revenue, reflecting slowing upgrade activity, and mixed installation volumes. Revenue from Embarq was down sequentially by $4 million, and down year-over-year. Embarq was our fifth largest customer at 5.9% of total revenue.
All together our top five customers represented 64% of revenue, and were down 13.9%. All other customers declined 13.5%. Our seventh largest customer, Windstream grew at 83% year-over-year, reflecting market share growth.
Now moving to slide 5, backlog at the end of the second quarter was $1.13 billion, versus $1.15 billion at the end of the first quarter, a decrease of approximately $19 million. Of this backlog, approximately $726 million is expected to be completed in the next 12 months. During the quarter, we continued to book new work and renew existing work. From AT&T we received a three-year extension to our Asheville, North Carolina master construction contract; and for Windstream, three-year master construction contracts in Northern and Central Georgia.
From CenturyTel, a two-year master construction contract for Tennessee and Alabama; for AGL Resources in Georgia, and Verizon in Maryland and Virginia, extensions to our underground facility locating contracts. And from Washington Gas a five-year extension to our underground facility locating contract in Maryland and Virginia.
Headcount declined during the quarter to 9,407, reflecting continued right-sizing of our workforce, a recessionary overall economy, and normal seasonality.
Now I will turn the call over to Drew, for his financial review.

Drew DeFerrari - Dycom Industries — CFO
Thanks Steve, and good morning, everyone. As I discuss the financial results for the quarter, please note that there were several items mentioned in Steve’s remarks that impacted our results for the current and prior year period. I will refer to these items and certain non-GAAP measures in my comments. We have provided a reconciliation to the GAAP measures in the press release, and also in the Appendix of the slide presentations for today’s call.
Going to slide number 6 of the presentation: Contract revenues for the second quarter of 2009 were $245.5 million, which was down 13.8% from last year’s Q2 revenue of $284.8 million. This decline reflected lower customer spending, prompted by current economic conditions. On a non-GAAP basis, we incurred a loss from continuing operations for the second quarter of $1.7 million, compared to income of $1.5 million in the second quarter of 2008. On a non-GAAP basis the loss per share for the quarter was $0.04 per share, compared to fully diluted earnings of $0.04 per share in Q2 2008. These comparisons exclude the adjusting items set forth in our GAAP reconciliation.
Turning to slide number 7, our prior year cost of revenue, included a $7.6 million charge for a wage and hour class action settlement. Excluding this amount on a non-GAAP basis, our cost of earned revenues decreased by 55 basis points, as a percentage of revenues. This reduction was the result of reduced fuel costs, which declined 124 basis points, and lower insurance loss activity, which declined 90 basis points compared to the prior year. Due to the pace of December and January’s revenue decline, our cost of revenues were adversely impacted by higher labor and related costs of 99 basis points.

Direct materials were also at a higher percentage, in relation to the lower revenue activities in the current period. General and administrative costs were down approximately $800,000 on a year-over-year basis. This decline was driven by a $700,000 reduction in stock based compensation, and lower professional fees. Additionally, on a sequential basis we saw meaningful reductions in G&A, as a result of our cost cutting initiatives.
During the current quarter we recognized a preliminary non-cash impairment charge for goodwill of approximately $97 million. This charge resulted from an interim test for impairment prompted by a sustained reduction in the Company’s market capitalization, compared to the book value of shareholders equity. Our interim testing included a reassessment of a number of valuation assumptions, including customer spending in the current economic environment. We expect to complete our impairment analysis in the third quarter of fiscal 2009. The non-cash charge did not effect our operating cash flow or availability under our revolving credit facility.
Now turning to slide number 8, our financial position remained strong in the second quarter, and we ended the period with over $74 million in cash on hand. This reflects over $71 million of operating cash flows during the period, and prudent management of capital expenditures in the current economic environment. DSO’s improved sequentially to 64 days, down from 69 days at the end of Q1 ‘09. During the period we repaid $30 million under our revolving credit facility, which represented all amounts that were outstanding, we ended the quarter with $143.2 million of availability on our senior credit agreement.
Now I will turn the call back to Steve.

Steven Nielsen - Dycom Industries — President, CEO
Thanks Drew. Going to slide 9, in summary during the quarter we were challenged by a progressively deteriorating economy, yet continued to demonstrate strengths. First and foremost, we maintained solid customer relationships throughout our markets. Several significant contract extensions and awards were secured at attractive pricing. In addition, as demand slowed we increased market share, as our customers are consolidating vendor relationships.
Secondly, the strength of those relationships and the value we can generate for our customers, has allowed us to be at the forefront of the evolving industry opportunities. The long-term drivers of these opportunities are as strong as ever, and in fact, may further strengthen as the government’s response to a deteriorating economy includes increased funding for broadband initiatives.
Additionally, we remain encouraged that cable operators have begun to deploy a number of new technologies, which will enable them to significantly increase the effective bandwidth of their networks, and offer new products to consumers. And finally, we are strong financially, maintaining ample liquidity and a strong balance sheet, positioning Dycom to weather a difficult overall economic climate.
As our industry continues to evolve, we believe our fundamental strengths will allow us to remain one of the best positioned firms in our industry, able to exploit profitable growth opportunities. And finally, as we look ahead, we expect the seasonal uptick in revenue within the context of a negative growth economy, with margins also reflecting seasonal patterns.
While the nation’s economy is in a recession and may further impact the future spending plans of our customers, we remain encouraged that our major customers possess significant financial strength, and remain committed to multi-year capital spending initiatives. We have adjusted our business to address a poor economic environment, and these adjustments have fortified our strong balance sheet, and meaningfully increased our liquidity. We remain confident in our strategies, the prospect for our Company, the capabilities of our able employees, and the experience of our management team, who have successfully managed through difficult economic times before.
Now, Linda we will open the call for questions. Operator. We will now take questions.

Operator
Thank you, and ladies and gentlemen, (Operator Instructions). We will go to with Alex Rygiel, FBR Capital Markets.

Alex Rygiel - Friedman, Billings, Ramsey — Analyst
That is FBR. Thank you. Good morning Steve.

Steven Nielsen - Dycom Industries — President, CEO
Good morning Alex.

Alex Rygiel - Friedman, Billings, Ramsey — Analyst
I am sorry. I have missed a couple of those customer numbers. Could you run through the number 6 through 10 again?

Drew DeFerrari - Dycom Industries — CFO
Alex, this is Drew. I will go through those, Charter was at 4.7%. Windstream was at 3.6%. Cablevision was at 2%. Qwest was at 1.9%. And the Williams Companies was at 1.8%.

Alex Rygiel - Friedman, Billings, Ramsey — Analyst
Great and then what was Verizon in the fiscal first quarter?

Drew DeFerrari - Dycom Industries — CFO
As a percentage, fiscal first quarter was 19.4%.

Alex Rygiel - Friedman, Billings, Ramsey — Analyst
Okay. So on a dollar basis it was around $65 million, in this current quarter it was about $36 million is that fair?

Drew DeFerrari - Dycom Industries — CFO
That is correct.

Steven Nielsen - Dycom Industries — President, CEO
Yes, that is about right, Alex, I think it was actually a little over $65 million.

Alex Rygiel - Friedman, Billings, Ramsey — Analyst
Steve, can you talk about that material decline on sequential basis a little bit? Is the $36 million kind of the ongoing quarterly run rate? Did you lose any market share, did you give up any states, anything going on there other than the customer just cutting back?

Steven Nielsen - Dycom Industries — President, CEO
Well the customer slowed down. Actually we gained market share because in areas where they slowed down, we retained business where they did cutback on the number of vendors in certain markets.
And actually from a seasonal perspective, although we are not providing guidance, we do provide services in New England and in New York, where this is the slowest quarter of the year for obvious reasons.

Alex Rygiel - Friedman, Billings, Ramsey — Analyst
Okay. What was your amortization expense in the quarter?

Drew DeFerrari - Dycom Industries — CFO

Alex, it was $1.7 million.

Alex Rygiel - Friedman, Billings, Ramsey — Analyst
And based upon your adjustment to goodwill impairment, what do you anticipate amortization going forward on a quarterly basis?

Drew DeFerrari - Dycom Industries — CFO
It should be consistent. That was non-amortizing goodwill on the write-down.

Alex Rygiel - Friedman, Billings, Ramsey — Analyst
Okay.

Drew DeFerrari - Dycom Industries — CFO
So we still have the acquired intangibles that continue to amortize.

Alex Rygiel - Friedman, Billings, Ramsey — Analyst
And, Steve, what is your thought on CapEx this year, both gross and net?

Steven Nielsen - Dycom Industries — President, CEO
Well, as we said before, we think about this on a net basis, and we have talked about for the full fiscal year $25 million to $30 million. And we will adjust that depending on how we see the market for used assets, which so far is still holding in there, based on most recent results.

Alex Rygiel - Friedman, Billings, Ramsey — Analyst
Great, thank you very much.

Operator
Thank you and we will go to the line of Jack Kasprzak with BB&T Capital Markets, please go ahead.

Adam Thalhimer - BB&T Capital Markets — Analyst
Good morning, this is Adam Thalhimer calling in for Jack.

Steven Nielsen - Dycom Industries — President, CEO
Good morning Adam.

Adam Thalhimer - BB&T Capital Markets — Analyst
First of all, where was, on the income statement, where was the pre-tax gain related to the debt buyback?

Drew DeFerrari - Dycom Industries — CFO
It is in Other Income.

Adam Thalhimer - BB&T Capital Markets — Analyst
Okay. That is what I figured. And then I just wondered if you could ruminate a little bit on this period, fiscal Q2 of ‘09 versus fiscal Q2 of ‘08. I know we went through, I think a similar issue this time last year, and then in the back half of your fiscal ‘08, it seems like things improved a little bit. I am just curious how much of what we are experiencing right now is a seasonal trend? I mean, I think it was Verizon said that they were going to start the year slow in terms of spending, and then ramp up CapEx as needed as the year goes on. I mean, is there any reason to believe that, as we progress here, and as these companies get further along in their CapEx budgets, that spending might surprise on the upside?

Steven Nielsen - Dycom Industries — President, CEO
I think, Adam, to compare the two periods. Last year in the January ‘08 quarter, what we talked about was that there was a clear recognition through a large number of customers, that housing had deteriorated significantly. And they were able to re-assess, particularly the maintenance CapEx and pure maintenance portions of their budgets.
So because housing was down, they tightened up on the regular portion of the business. That did not impact in any noticeable way new deployments of capital that were primarily around expanding service offerings, or were competitive advantages. And so once people made that adjustment at the first of the year of ‘08, we adjusted our business accordingly, and operated through really through I would say November, in a fairly consistent way.
What we saw in December and into January, was people now revisiting because of the uncertainty in the overall economy, the cost of capital going up, just re-evaluating how much CapEx they were going to spend in ‘09, even on the more competitive new deployments of capital.
Now they are all ongoing, our customers have all talked about continuing to spend money as you highlighted with Verizon, but they are doing it in a more cautious manner than they have in the last 3 or 4 years, because in an economy where you are having the kind of GDP declines that we experienced in the fourth quarter, people are going to be more cautious. It doesn’t mean that they are stopping. It doesn’t it mean that the strategic importance of their spend has diminished, it just means they are more cautious given the economy.

Adam Thalhimer - BB&T Capital Markets — Analyst
Okay. Thanks for the color there. And then, now that the stimulus bill has passed, are you, I know we talked about this very recently, but have you seen any movement within the last just couple of weeks regarding that? And specifically related to the broadband?

Steven Nielsen - Dycom Industries — President, CEO
Yes, we have had some conversations with clients who are preparing their responses and requests for grants, particularly on the unserved and underserved rural areas. We think that is an area where we are already providing services through an existing program, that is going to receive some more funding, so that certainly will be a help.
I think there are also additional dollars that are available to more traditional investor owned telephone and cable companies, and I think it is a little early to see how that all shakes out, other than to say that, we are aware of at least one, and a number of others who are formulating their responses, to the opportunity to secure those dollars.
I think the other piece of our business is to the extent that the economy reacts to the stimulus and stabilizes, and in fact, if there is more spend on infrastructure, that will certainly impact our locating businesses, and more stability in economies is good throughout the business, and so we are hopeful that the government’s efforts will be effective through the balance of this calendar year.

Adam Thalhimer - BB&T Capital Markets — Analyst

When is the earliest that we could see broadband projects related to the stimulus in your backlogs?

Steven Nielsen - Dycom Industries — President, CEO
I think there are projects right now that are funded through the Rural Utility Service Division of the Department of Agriculture, and they secured another couple billion, or $2.5 billion in that program, and so I think that is the earliest.
It would be my expectation that 3 to 6 months is about the quickest you can get anything through a process, where they are seeing a significant influx of applications for funding. I just think it is just realistic to expect that there be some lag, between the bill signing and actual funding going out the door.

Adam Thalhimer - BB&T Capital Markets — Analyst
What is their annual spend versus the —?

Steven Nielsen - Dycom Industries — President, CEO
The $2.5 billion would be a material increase. That is over a two-year period. My guess is, and this is strictly a guess, Adam, because I haven’t seen the numbers for ‘08. My guess is a roughly a doubling of the funding that has been available.

Adam Thalhimer - BB&T Capital Markets — Analyst
Okay. Great. Thanks for the time.

Operator
Thank you and we will go to the line of Simon Leopold with Morgan Keegan. Please go ahead.

Mark Carroll - Morgan Keegan & Co. — Analyst
This is Mark Carroll calling in for Simon. How are you guys doing?

Drew DeFerrari - Dycom Industries — CFO
Hi Mark.

Steven Nielsen - Dycom Industries — President, CEO
Hi Mark.

Mark Carroll - Morgan Keegan & Co. — Analyst
First question today is, would you guys mind splinting out the percent of cable and telco, what is in your telecommunications sales for the quarter?

Drew DeFerrari - Dycom Industries — CFO
Mark, this is Drew, the telephone is at 45.9% and the cable is 32.1%.

Mark Carroll - Morgan Keegan & Co. — Analyst
Okay.

Drew DeFerrari - Dycom Industries — CFO
The balance is the utility locating of 16.2%, and the electrical and other at 5.9%.

Mark Carroll - Morgan Keegan & Co. — Analyst
Okay. Thanks. Thanks. And in terms of the weakness you are seeing, is one more weak than the other in the quarter telco versus cable, any more challenges there?

Steven Nielsen - Dycom Industries — President, CEO
Well, as we talked about last week on our prior call, the economy and the increased cost of capital is affecting everybody that deploys capital. It really depends on individual customers, and what geography we are serving that customer within, are far more important, than kind of one industry or the other.
I think more broadly AT&T, signaled a reduction of 10% to 15% in their CapEx plans for 2009. And they have been a little bit more definitive with that regard than, than some of the other phone and cable companies. One caveat to note there, is that they did observe on their call that the spend this year would be more targeted towards the Southeast, which is historically where we provided a significant majority of our services to AT&T. So that may be offset.

Mark Carroll - Morgan Keegan & Co. — Analyst
Okay. Fair enough. Kind of moving on. Staffing levels were down in the quarter. Is this a trend that you think you could see going forward into ‘09?

Steven Nielsen - Dycom Industries — President, CEO
Well there are certainly some seasonal impacts in that quarter where we are going to adjust. In our top ten customers we did have three that actually grew year-over-year, so it is not an environment that is devoid of growth, but I wouldn’t expect that it would be very robust, while the economy is still in a negative growth mode.

Mark Carroll - Morgan Keegan & Co. — Analyst
I am sorry. I am not sure if you heard my question I was asking about staffing levels?

Steven Nielsen - Dycom Industries — President, CEO
Yes. I mean, in terms of the head count, the head count is going to follow revenue, and in this type of economy, we are going to have some, as we talked about at the end of our comments, when we get into the construction season, there will be a seasonal uptick. How meaningful that uptick will be in this economy is difficult to say.

Mark Carroll - Morgan Keegan & Co. — Analyst

Okay. Okay. That is fair. I noticed that the cash balance increased this quarter, and any plans for acquisitions in the near term? I know you kind of put your share buyback program on hold, but I mean valuations are fairly low, so it seems like there could be some opportunities for you.

Steven Nielsen - Dycom Industries — President, CEO
Well, when you are in a recession and you have significant cash, we are always going to evaluate what the internal opportunities are, in terms of funding our own organic growth, as we mentioned, we have the ability to gain some share. We did add a couple of contracts during the quarter, that we spent some capital on, both working and fixed. We are always evaluating acquisitions. Obviously the difficulty in a recession is getting comfortable with forward projections, so we are going to be careful about being good stewards of that capital.

Mark Carroll - Morgan Keegan & Co. — Analyst
Okay. And just one more thing, gross margin was down a little bit in the quarter. Are you talking any specific actions to improve that?

Steven Nielsen - Dycom Industries — President, CEO
Actually on a year-over-year basis I think gross margin was actually slightly up.

Mark Carroll - Morgan Keegan & Co. — Analyst
Right. I meant sequentially.

Steven Nielsen - Dycom Industries — President, CEO
Well I mean, sequentially if you look at our second quarter every year, the gross margin is going to be down, because of the impact of the number of holidays in the quarter. Shorter work days, as well as on the tax side, our unemployment taxes reset at the first of the year, which usually takes into March before we get back to a cap liability there, so we are obviously managing our gross margin every day, but that particular decline is really reflective of the slow down in revenue, which we are adjusting to and then normal seasonal factors.

Mark Carroll - Morgan Keegan & Co. — Analyst
Okay. Thank you.

Operator
Thank you. Our next question will come from the line of John Rogers, from D.A. Davidson, please go ahead.

John Rogers - D.A. Davidson & Co. — Analyst
Hi, good morning.

Steven Nielsen - Dycom Industries — President, CEO
Good morning, John.

John Rogers - D.A. Davidson & Co. — Analyst
A couple of things. First of all, Steve, looking at your backlog, and I realize that, it is fraught with issues with backlog anytime, but it declined quite a bit and didn’t show up of an uptick seasonally, we have seen in the past, and you talked a little bit about a normal seasonal recovery going into the second half of the fiscal year, and I guess I am just thinking about the backlog there, I mean, does that tell us anything, how the customers are reacting, or are we going to see further declines year-over-year in revenue?

Steven Nielsen - Dycom Industries — President, CEO
Well, as we—

John Rogers - D.A. Davidson & Co. — Analyst
Further acceleration, I guess?

Steven Nielsen - Dycom Industries — President, CEO
As we have always said, John, the correlation between backlog to revenue growth has not been real tight.

John Rogers - D.A. Davidson & Co. — Analyst
Right. Right.

Steven Nielsen - Dycom Industries — President, CEO
And I think in particular if you are thinking about second quarter of fiscal ‘08 versus this quarter, we renewed our Verizon contracts for a two-year period last year. This year we are just burning off that backlog until we go through a renewal cycle this fall. And I think that probably explains a good portion of it.
We actually, as we highlighted in our comments, particularly on the locating side of the business, picked up some fairly meaningful extensions at 3 and 5 years, and we are comfortable John with our competitive position in the current environment. So what work is there, which is a function of capital spending and the economy, we are comfortable that we will get our fair share.

John Rogers - D.A. Davidson & Co. — Analyst
Okay. And any comments on the margins embedded in that backlog?

Steven Nielsen - Dycom Industries — President, CEO
Yes. We don’t sign stuff up if we think that the margins are not acceptable, and we have not, despite the slow down in the economy, in general, pricing has been stable. And so we don’t see pricing as a driver at this point into the backlog, when you have abrupt slow downs, it takes a little bit of time to adjust to the new run rate, but we will adjust to that new run rate.

John Rogers - D.A. Davidson & Co. — Analyst
Okay. And lastly, as you look at your various operations, is there a possibility in this kind of environment that you may restructure some of those operations, consolidate offices, that kind of thing, that would require significant charges this year?

Steven Nielsen - Dycom Industries — President, CEO
Historically, John, we are always adjusting our cost structure in our offices, and we certainly had to do some of that, given that the revenue came in light for the second quarter. We have historically not taken charges for that activity, because being in a service business, you build up, and at times cyclically you are going to have to pull back.

John Rogers - D.A. Davidson & Co. — Analyst
Right.

Steven Nielsen - Dycom Industries — President, CEO
And so for us, it, it has not been a fruitful exercise to play the if-only game of taking charges.

John Rogers - D.A. Davidson & Co. — Analyst
Okay. Good. Okay. Thank you.

Operator
Thank you. Our next question will come from the line of Greg Weaver from Invicta Capital, please go ahead.

Greg Weaver - Invicta Capital — Analyst
Hi. Thanks for taking my question. Steve, could you give us a sense, you only lost money one quarter in the last ten years, and that was during the ‘01/’02 timeframe, can you give us a sense of how you rate, where we are now relative to back then?

Steven Nielsen - Dycom Industries — President, CEO
I think actually it was the January ‘03 quarter, Greg, and I think if you look back at that period of time, that we were significantly net cash, and didn’t have any debt. And so I think the way to think about it is really on a EBITDA basis.
That being said, a negative 5% GDP quarter in the fourth calendar quarter, and another one, at least that is what the economist think in this quarter, it is a different operating environment. I would tell you that internally because the customers had tended to consolidate over the last ten years, there is actually, although it may be difficult to see, probably more stability amongst our customers, because they are larger, and the industry has consolidated, to the extent that from a competitive position, I think there is less pressure at this point than there was the last time.
And I think that is kind of the net of all those things, a much more difficult economy, bigger customers, a more concentrated industry. I think actually if we had an add back for interest in this quarter, we would have been in a similar position to where we were in January of ‘03.

Greg Weaver - Invicta Capital — Analyst
So when you say more concentrated, that applies to both your customers, as well as your competitors?

Steven Nielsen - Dycom Industries — President, CEO
Exactly.

Greg Weaver - Invicta Capital — Analyst
Okay. If I go back to your comment about pricing, people being a little more rational here?

Steven Nielsen - Dycom Industries — President, CEO

If you think about the environment of ‘01/’02. You had a number of late ‘90s roll ups that didn’t make it, and on the way out sometimes they weren’t all that disciplined.

Greg Weaver - Invicta Capital — Analyst
Yes. Okay. And on the SG&A side of things, obviously you have been scaling back here. Your expenditures, how much of the the benefits did we see in the January quarter?

Steven Nielsen - Dycom Industries — President, CEO
We made adjustments part way through November, so the entire impact was not felt in the quarter. As we have done before, we are going to be careful. We are going to make sure we are spending money on the right thing. We’re going to continue spend on IT, because you do that because that lowers your breakeven cost in the future, and builds better potential margins in the business. So there are going to be some initiatives in that area, but certainly we are going to be careful about it. You also want to be careful to not cut back too far, because you don’t want to lose control of your cost of sales, by getting too thin on the folks that manage the business.

Greg Weaver - Invicta Capital — Analyst
Understood. Thank you.

Operator
Our next question will come from the line of Chris Keller from Principal Global Investors. Please go ahead.

Chris Keller - Principal Global Investors — Analyst
Yes, hi, thanks for the question. One thing I wanted to know about, what your priorities for your cash balance are going to be going forward?

Steven Nielsen - Dycom Industries — President, CEO
Well, we have a significant cash balance which reflects kind of a prudent positioning and plenty of liquidity, given the economy, and what we said earlier, and remains true, is we are going to balance what we can deploy capital on internally, whether that be debt or equity, and we are going to look at acquisitions on a opportunistic basis.
Then as we also said, we have some clients who are growing organically, which we expect that to, to occur, and we will also have some seasonal use of working capital, because we always build cash in the second quarter, because that is always, because of seasonal effects, the slowest quarter of the year.

Chris Keller - Principal Global Investors — Analyst
Okay. And then I guess my follow-up to that would be, do you have any limitations or restrictions on how much of your debt you can buyback?

Steven Nielsen - Dycom Industries — President, CEO
Well there are a number of covenants both in the credit facility as well as the indenture on the notes that govern restricted payments, and so there are certainly some limitations.

Chris Keller - Principal Global Investors — Analyst

Do you know how big?

Steven Nielsen - Dycom Industries — President, CEO
At this point, it certainly allows us freedom to deploy some portion of our cash. I don’t know that we want to get into sizing, different opportunities, when that is not our primary focus.

Chris Keller - Principal Global Investors — Analyst
Okay. All right. Thank you.

Operator
Thank you. Our next question will come from the line of Alex Rygiel from FBR Capital Markets. Please go ahead.

Alex Rygiel - Friedman, Billings, Ramsey — Analyst
Thank you Steve. Follow-up question on an earlier one. If you believe there is less competition today in January of ‘09, then why is it that your gross margins in January ‘03 were 22.8%, but this in this current quarter they are 16.2%?

Steven Nielsen - Dycom Industries — President, CEO
The mix of business is different now than it was then.

Alex Rygiel - Friedman, Billings, Ramsey — Analyst
It doesn’t seem to be very significant, though. Only 10% of your revenue moved away from cable, and into locating.

Steven Nielsen - Dycom Industries — President, CEO
The cable construction piece was a larger portion of the business in ‘03, and the installation piece, which has significantly less capital requirements, is the greater portion of that business today.

Alex Rygiel - Friedman, Billings, Ramsey — Analyst
And then secondly, the piece of the year-over-year decline in your locating business has accelerated, how should we think about that over the next couple of quarters?

Steven Nielsen - Dycom Industries — President, CEO
Well to the extent that it reflects general economic activity, I think it is probably consistent with what the overall economy saw.

Alex Rygiel - Friedman, Billings, Ramsey — Analyst
And lastly, you have been undergoing a number of IT initiatives over the past 12 to 18 months, can you quantify how much you have spent on these, and when you anticipate realizing those benefits?

Steven Nielsen - Dycom Industries — President, CEO

Well we have been doing some data center collapses, and adding to our expertise, and also looking at some field initiatives, and it is an ongoing process, so I would not expect that the spend would decline in the near term.

Alex Rygiel - Friedman, Billings, Ramsey — Analyst
Could you quantify the spend?

Steven Nielsen - Dycom Industries — President, CEO
It varies from quarter to quarter, a portion of it is capitalized, a portion of it is expensed, but it is somewhere in the neighborhood of $1 million or $2 million a quarter.

Alex Rygiel - Friedman, Billings, Ramsey — Analyst
Thank you.

Operator
(Operator Instructions). Our next question will come from the line of Alan Mitrani from Sylvan Asset Management. Please go ahead.

Alan Mitrani - Sylvan Lake Management — Analyst
Thank you. I wasn’t on earlier, so I apologize. Could you just tell us what the gross CapEx was this quarter, and the net Capex?

Drew DeFerrari - Dycom Industries — CFO
Alan, it was $8.8 million on a gross basis. On a net basis, $8.2 million.

Alan Mitrani - Sylvan Lake Management — Analyst
Okay. And Steve, I know you’re not giving specific guidance I heard you say seasonal uptick in revenues for the next quarter, you expect gross margins to be seasonably up, right if I heard, is that correct?

Steven Nielsen - Dycom Industries — President, CEO
We said to reflect seasonal patterns.

Alan Mitrani - Sylvan Lake Management — Analyst
Okay. Which is up versus this quarter. And what about other income?

Steven Nielsen - Dycom Industries — President, CEO
Generally and we are not providing guidance, so we just recommend that you look back at our pattern of disposing of assets, but generally we sell things in the spring.

Alan Mitrani - Sylvan Lake Management — Analyst

Okay. And I don’t mean to be flip, but your market cap is $172 million, your enterprise value is $246 million, you are trading almost at tangible book, you have competitors trading at multiples of tangible book, you could spend all you want on IT initiative, and someone could come in and offer double your stock price, and take you out at 1.5 times of your stock price, and cut in half your SG&A pretty easily, and buy you almost for half of their multiple, what can you do to make sure we don’t get consolidated in this downturn, while your customers aren’t spending, for less than what is fair value?

Steven Nielsen - Dycom Industries — President, CEO
Well the last thing we are not going to do is slow down from trying to run the business better. We know we are not going to do that. In the meantime, we are confident that as we run the business better, that it will be reflected in the stock price. And I think that is what your supposed to do, is run the business the best way you see possible, add value for your customers, and ultimately the markets will come around.

Alan Mitrani - Sylvan Lake Management — Analyst
Okay. Do you have a poison pill?

Steven Nielsen - Dycom Industries — President, CEO
We do.

Alan Mitrani - Sylvan Lake Management — Analyst
At what level?

Steven Nielsen - Dycom Industries — President, CEO
I believe it is 15%. I haven’t looked at it in a long time.

Alan Mitrani - Sylvan Lake Management — Analyst
Okay. And then lastly are you looking to buy in any more debt or stock, where do you stand regarding that?

Steven Nielsen - Dycom Industries — President, CEO
We certainly have the cash that we can assess both internal opportunities for debt and equity, and also look at acquisitions when it makes sense, and continue to fund organic growth.

Alan Mitrani - Sylvan Lake Management — Analyst
Thank you.

Operator
There are no further questions. Please continue.

Steven Nielsen - Dycom Industries — President, CEO
Okay. Thank you all for attending this call, and we will talk to you again on our next quarterly results at the end of May. Thank you.

Operator
And ladies and gentlemen, that does conclude our conference for today. We thank you for your participation, and for using the AT&T Executive Teleconference Service. You may now disconnect.